Exhibit 4.3

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into by and between the following parties (the “Parties”) in Beijing, the People’s Republic of China (excluding the Hong Kong SAR, the Macao SAR and Taiwan solely for the purposes of this Agreement, hereinafter referred to as the “PRC”) on April 22, 2024:

(1)

VNET Data Center Co., Ltd.(the “Lender”), a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its registered address at 3rd Floor, Building 5, Courtyard 1, Jiuxianqiao Road, Chaoyang District, Beijing;

(2)	the names as listed in Attachment (collectively referred to as the “Borrowers”, and each, a “Borrower”).

Whereas:

1.	The Lender and the Borrowers each entered into a Loan Agreement (the “Original Loan Agreement”) on 28 January 2011;

2.

As of the date hereof, the Borrowers hold 100% of equity interests in Beijing Yiyun Network Technology Co., Ltd.(the “Borrower Company”). The Borrower’s shareholding in the Borrower Company is set forth in the Attachment. All of the equity interest now held and hereafter acquired by the Borrower in the Borrower Company shall be referred to as the “Borrower Equity Interest”;

3.

The Lender agrees to provide the Borrowers with interest-free loans totaling RMB 60 million, including a loan of RMB 57 million to Chen Sheng and a loan of RMB 3 million to Zhang Jun for the purposes set force in this Agreement.

After friendly consultation, the Parties agree as follows:

1	Loan

1.1

In accordance with the terms and conditions of this Agreement, the Lender agrees to provide to the Borrowers interest-free loan in the aggregate amount of RMB 60,000,000 (the “Loan”). Once the Lender receives a notice from the Borrower requesting the provision of all or any part of the Loan during the term of this Agreement, the Lender shall, within one (1) month after receiving such notice, provide that portion of Loan to the Borrower. The term of the Loan shall be the term of this Agreement. During the term of the Loan, upon occurrence of any of the following circumstances, the term of the Loan shall accelerate and the Borrower shall immediately repay the full amount of the Loan:

1.1.1	Thirty (30) days elapsed after the Borrower receives a written notice from the Lender requesting repayment of the Loan;

1.1.2	The Borrower’s death, lack or limitation of civil capacity;

1.1.3	The Borrower ceases (for any reason) to be a shareholder of the Borrower Company or its affiliates, and the Borrower is not an employee of the Lender, the Borrower Company or their affiliates;

1.1.4	The Borrower engages in criminal act or is involved in criminal activities;

1.1.5

When the laws of the PRC permit the Lender to operate the relevant business operated by the Borrower Company or to invest in the Borrower Company without adopting controlling documents, the relevant Chinese authorities commence to approve such business, and the Lender decides to exercise the equity option right as stipulated under the Equity Option Agreement (the “Equity Option Agreement”); or that the Borrower or the Borrower Company constitutes a breach or default of its representations, warranties, undertakings or obligations under the Equity Option Agreement;

1.1.6	The Borrower Company failed to obtain or renew any governmental approval or license necessary for the operation of its core business.

1.2

The Borrowers agree to accept the aforementioned Loan provided by the Lender, and hereby agrees and undertakes to use the Loan solely for the contribution of the registered capital of the Borrower Company, or for the working capital of the Borrower Company. Without the Lender’s prior written consent, the Borrowers shall not use the Loan for any purpose other than as set forth herein.

1.3

The Lender and the Borrowers hereby collectively agree and confirm that the Borrowers shall repay the Loan only through the following means (or otherwise approved by the Lender): by transferring the Borrower Equity Interest in whole to the Lender or the Lender’s designated persons (legal or natural persons) pursuant to the Lender’s exercise of its right to acquire the Borrower Equity Interest under the Equity Option Agreement, and any proceeds from the transfer of the Borrower Equity Interest (to the extent permissible) shall be used by the Borrowers to repay the Loan to the Lender or the Lender’s designated persons, in accordance with this Agreement and in the manner designated by the Lender.

1.4

The Lender and the Borrowers hereby agree and confirm that to the extent permitted by the applicable laws, the Lender shall have the right (but not the obligation) to purchase or designate other persons (legal or natural persons) to purchase the Borrower Equity Interest in part or in whole at any time, at the price stipulated in the Equity Option Agreement.

1.5

The Borrowers also undertakes to execute an irrevocable Power of Attorney (the “Power of Attorney”), which authorizes the Lender or a legal or natural person designated by the Lender to exercise all of the Borrower’s rights as a shareholder of the Borrower Company.

1.6

When the Borrower transfers the Borrower Equity Interest to the Lender or the Lender’s designated person(s) in accordance with the Equity Option Agreement, (1) in the event that the transfer price of such Borrower Equity Interest equals to or is lower than the principal of the Loan under this Agreement, the Loan under this Agreement shall be an interest-free loan; (2) in the event that the transfer price of such Borrower Equity Interest exceeds the actual principal amount of the Loan under this Agreement, the excess over the actual principal amount shall be the interest of the Loan under this Agreement to the extent not prohibited by the PRC laws, and all of such interest shall be repaid by the Borrower to the Lender or otherwise paid by the Borrower to the Lender’s designated person(s) through legal means within ten (10) days after receiving the transfer price.

2	Representations and Warranties

2.1	Between the date of this Agreement and the date of termination of this Agreement, the Lender hereby makes the following representations and warranties to the Borrower:

2.1.1	The Lender is a corporation duly organized and legally existing in accordance with the laws of China;

2.1.2

The Lender has the legal capacity to execute and perform this Agreement. The execution and performance by the Lender of this Agreement do not violate the Lender’s articles of association or other organizational documents, and the Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

2.1.3	This Agreement constitutes the Lender’s legal, valid, and binding obligations enforceable in accordance with its terms.

2.2	Between the date of this Agreement and the date of termination of this Agreement, the Borrowers hereby undertake the following representations and warranties:

2.2.1

The Borrowers have the legal capacity to execute and perform this Agreement. The Borrowers have obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

2.2.2	This Agreement constitutes the Borrower’s legal, valid, and binding obligations enforceable in accordance with its terms; and

2.2.3

There are no disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrowers, nor are there any potential disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrowers.

3	Borrower’s Covenants

3.1

As and when the Borrowers become, and for so long as the Borrowers remain shareholders of the Borrower Company, the Borrowers irrevocably covenants that during the term of this Agreement, the Borrowers shall ensure the Borrower Company:

3.1.1

to strictly abide by the provisions of the Equity Option Agreement and the Exclusive Consultation and Service Agreement (the “Exclusive Consultation and Service Agreement”) to which the Borrower Company is a party, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Equity Option Agreement and the Exclusive Consultation and Service Agreement.

3.1.2

at the request of the Lender (or a party designated by the Lender), to execute the contracts/agreements on business cooperation with the Lender (or a party designated by the Lender), and to strictly abide by such contracts/agreements;

3.1.3	to provide the Lender with all of the information on the Borrower Company’s business operations and financial condition at the Lender’s request;

3.1.4	to immediately notify the Lender of the occurrence of any litigation, arbitration, or administrative proceedings relating to the Borrower Company's assets, business, or income;

3.1.5	at the request of the Lender, to appoint any persons designated by the Lender as the director or the executive director of the Borrower Company;

3.2	the Borrowers covenant that during the term of this Agreement, he/she shall:

3.2.1	endeavor to keep the Borrower Company to be engaged in the current principal business;

3.2.2

abide by the provisions of this Agreement, the Power of Attorney, the Equity Pledge Agreement (the “Equity Pledge Agreement”) and the Equity Option Agreement to which the Borrower is a party, perform his/her obligations under this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Equity Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Equity Option Agreement;

3.2.3

without the prior written consent of the Lender, not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except in accordance with the Equity Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney;

3.2.4

ensure any shareholders’ meeting and/or the board of directors (or the executive director) of the Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to the Lender or the Lender’s designated person, and the Lender shall have the right to instruct the Borrower to ensure that the Borrower’s shareholders’ meeting and/or the board of directors (or the executive director) approve the disposal of the assets and revenues of the Borrower Company or its subsidiaries and the management of the operations of the Borrower Company or its subsidiaries in accordance with the instructions of the Lender;

3.2.5

ensure any shareholders’ meeting and/or the board of directors (or the executive director) of the Borrower Company not to approve the merger or consolidation of the Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of the Lender;

3.2.6

immediately notify the Lender of the occurrence of any litigation, arbitration or administrative proceedings relating to the Borrower Company's assets, business or revenue or relating to the Borrower Equity Interest;

3.2.7

to the extent necessary to maintain his/her ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

3.2.8

without the prior written consent of the Lender, not cause the Borrower Company to sell, transfer, mortgage or dispose of in any manner any material assets of the Borrower Company or legal or beneficial interest in the material business or revenues of the Borrower Company, or allow the encumbrance thereon of any security interest, and refrain from any action/omission that may have a material impact on the assets, business and liabilities of the Borrower Company;

3.2.9	appoint any designee of the Lender as the director or the executive director of the Borrower Company, at the request of the Lender;

3.2.10

to the extent permitted by the laws of China, at the request of the Lender at any time, promptly and unconditionally transfer all of the Borrower Equity Interest to the Lender or the Lender’s designated representative(s) at any time, and ensure the other shareholders of the Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

3.2.11

to the extent permitted by the laws of China, at the request of the Lender at any time, ensure that the other shareholders of the Borrower Company shall promptly and unconditionally transfer all of their equity interests in the Borrower Company to the Lender or the Lender’s designated representative(s) at any time, and the Borrower hereby waives his/her right of first refusal (if any) with respect to the equity transfer by such other shareholders described in this Section;

3.2.12

in the event that the Lender purchases the Borrower Equity Interest from the Borrower in accordance with the provisions of the Equity Option Agreement, use such purchase price obtained thereby to repay the Loan to the Lender; and

3.2.13

without the prior written consent of the Lender, not cause the Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner.

4	Liability for Default

4.1

If the Borrower materially breaches any provision under this Agreement, or fails to perform, performs incompletely or delays to perform any obligation under this Agreement, it shall constitute a breach under this Agreement on the part of the Borrower.  The Lender is entitled to require the Borrower to rectify or take remedial measures.  If the Borrower fails to rectify or take remedial measures within ten (10) days after the Lender delivers a written notice to the Borrower and requires for rectification (or within any other reasonable period required by the Lender), the Lender is entitled to, at its sole discretion, (1) terminate this Agreement and require the Borrower to compensate all the losses; or (2) require specific performance of the obligations of the Borrower under this Agreement and require the Borrower to compensate all the losses.  This Section shall not prejudice any other rights of the Lender under this Agreement.

4.2

Unless otherwise required by the applicable laws, the Borrower shall not terminate this Agreement unilaterally in any event. Unless otherwise expressly set forth in this Agreement or requested by the Lender in writing, the Borrower shall not, in any event, repay the principal of the Loan thereon before the termination of the term of the Loan.

4.3

In the event that the Borrower fails to perform the repayment obligations set forth in this Agreement, the Borrower shall pay an overdue interest of 0.01% per day for the outstanding payment, until the day the Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

5	Notices

5.1

All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

5.1.1	Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are placed at the address set forth below;

5.1.2	Notices given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

5.1.3

Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission to the Fax no. set forth below (as evidenced by an automatically generated confirmation of transmission). Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

5.2	For the purpose of notices, the addresses of the Parties are as follows:

Lender:	VNET Data Center Co., Ltd.
Address:	No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing
Attn:	Gong Bo

Borrower:	Chen Sheng
Address:	No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing
Attn:	Chen Sheng

Borrower:	Zhang Jun
Address:	No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing
Attn:	Zhang Jun

5.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms of this Section.

6	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

7	Governing Law and Resolution of Disputes

7.1

The execution, validity, performance and interpretation of this Agreement and the resolution of disputes shall be governed by and construed in accordance with the laws of the People’s Republic of China.

7.2

In case of any dispute arising between the Parties hereto with respect to the interpretation and performance of the terms hereunder, the Parties shall settle such dispute in good faith through consultations. In case no settlement can be reached through consultations, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules then in effect. The place of arbitration shall be Beijing and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and binding on the parties.

7.3

Except for those matters in dispute, the Parties shall continue to perform their respective obligations in accordance with the provisions hereof based on the principle of good faith. The arbitration tribunal or arbitrator may, in accordance with the dispute resolution provisions and / or applicable PRC laws, award compensation, compulsory relief (including but not limited to for the purpose of business operation or compulsory transfer of assets) or order the liquidation of the Borrower Company and its subsidiaries in respect of the equity, assets, property rights or land assets of the Borrower Company and its subsidiaries. In addition, during the arbitration or under appropriate circumstances, at the request of either Party, the court with jurisdiction (including the PRC courts) has the right to grant interim injunctive or other interim relief to support the arbitration. In addition to the PRC courts, the courts of Hong Kong, the Cayman Islands and the courts of the place where the major assets of the Borrower Company and / or its subsidiaries are located shall also be deemed to have jurisdiction for the above purposes. This provision shall survive the termination or rescission of this Agreement.

8	Miscellaneous

8.1	This Agreement shall come into force on the date of formal signing by the parties and shall expire on the date on which each party has fulfilled its respective obligations under this Agreement.

8.2

The Original Loan Agreement shall be terminated and replaced in its entirety by this Agreement. Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

8.3

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.4	The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

8.5

In the event of the death, incapacity, divorce or any other circumstance of the Borrower that may affect the Borrower’s exercise of his shareholder rights in the Borrower Company, none of the Borrower’s spouse, heirs, guardians, creditors or any other person entitled to claim rights or interests in the equity of the Borrower in the Borrower Company shall, under any circumstances or in any manner, take any action that may affect or hinder the performance of such shareholder’s obligations hereunder; the Borrower’s spouse, heirs, guardians, creditors or any other person entitled to claim rights or interests in the equity interests of the Borrower Company held by the Borrower shall continue to be bound by the terms of this Agreement and the responsibilities and obligations of the Borrower hereunder.

8.6

Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The provisions of Sections 4, 6, 7 and this Section 8.5 shall survive the termination of this Agreement.

8.7	This Agreement shall be written in Chinese language in three copies, each Party having one copy.

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IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Loan Agreement as of the date first above written.

Lender:	VNET Data Center Co., Ltd.

(Company seal: /s/ VNET Data Center Co., Ltd.)

Borrower:	Chen Sheng

By:	/s/ Chen Sheng

Borrower:	Zhang Jun

By:	/s/ Zhang Jun

Attachment: Borrower’s shareholding

Borrowers	Name of Company	Equity Proportion	Registered Capital in RMB
Chen Sheng	Beijing Yiyun Network Technology Co., Ltd.	95.00%	57,000,000
Zhang Jun		5.00%	3,000,000